Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2013, in the Registration Statement (Form S-4 No. 333-189513) and related Prospectus of Party City Holdings Inc. for the registration of $700,000,000, 8.875% Senior Subordinated Notes due 2020.

/s/ Ernst & Young LLP

New York, NY

August 29, 2013